Exhibit 99.1

Contact:     Charles L. Dunlap, CEO

Gregory J. Pound, COO

Frederick W. Boutin, CFO

303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES QUARTERLY DISTRIBUTION

Tuesday, April 16, 2013	Immediate Release

Denver, Colorado — TransMontaigne Partners L.P. (NYSE:TLP) announced today that it declared a distribution of $0.64 per unit for the period from January 1, 2013 through March 31, 2013. This distribution is payable on May 7, 2013 to unitholders of record on April 30, 2013.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

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1670 Broadway • Suite 3100 • Denver, CO   80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO   80217-5660

www.transmontaignepartners.com